Exhibit 99.1

VIROPHARMA INCORPORATED Contacts:

Charles A. Rowland, Jr.
Vice President, Chief Financial Officer
Phone (610) 321-6223

Robert A. Doody Jr.
Director, Investor Relations
Phone (610) 321-6290

Kristina M. Broadbelt (media)
Director, PR & Advocacy
Phone (610) 321- 2358

VIROPHARMA Incorporated Reports Fourth Quarter and Full Year 2012 Financial Results

- Company Delivers Record Full Year Worldwide Cinryze® (C1 esterase inhibitor [human]) Net Sales of $327 Million -

EXTON, PA, February 27, 2013 — VIROPHARMA INCORPORATED (Nasdaq: VPHM) reported today its financial results for the fourth quarter and year ended December 31, 2012.

In 2012, we:

•                  Achieved $428 million in annual net product sales, highlighted by $327 million in Worldwide net sales of Cinryze® (C1 esterase inhibitor [human]);

•                  Generated net sales of approximately $17 million in Europe;

•                  Attained GAAP net income of $6 million; and non-GAAP adjusted net income of $51 million;

•                  Delivered positive cash flows from operations of $43 million;

•                  Utilized $180 million of cash to repurchase approximately 7 million shares of ViroPharma stock; and

•                  Finished the year with working capital of $339 million, including cash, cash equivalents and short-term investments of $247 million.

Net sales were $106.5 million and $427.9 million for the fourth quarter and year ended December 31, 2012, respectively, as compared to $145.6 million and $544.4 million in the comparative periods of 2011, respectively.  The decline in net sales quarter over quarter and year over year was driven as a result of the loss of Vancocin revenues partially offset by Cinryze growth. The 2012 U.S. Cinryze net sales of $320.6 million included approximately $311 million of patient demand.  The balance represented additional inventory in the channel.

“ViroPharma enters 2013 in a strong position to generate significant growth for years to come,” stated Vincent Milano, ViroPharma’s chief executive officer. “Cinryze in the U.S. continues to exceed our expectations, our products in Europe are beginning to demonstrate traction as we continue to expand those launches throughout the EU, the pipeline is more robust than it has ever been in our company’s history and financially our company is in a very good position to remain opportunistic for the right business development assets.  Additionally, we’ve very aggressively improved our capital structure through our stock repurchase program.  In 2013, our focus will remain on execution and continuing to deliver positive results to all of our key stakeholders and most importantly those that are at the core of our mission, the patients.”

Our GAAP net loss was $4 million in the fourth quarter of 2012 compared to net income of $53.2 million in the 2011 fourth quarter.  GAAP diluted loss per share was $(0.06) for the fourth quarter of 2012 compared to GAAP diluted earnings per share of $0.65 for the same period in 2011. For the full year in 2012, GAAP net income was $5.6 million compared to $140.7 million of GAAP net income during 2011.  GAAP diluted earnings per share was $0.08 for the full year 2012 compared to $1.68 during 2011.

Non-GAAP adjusted net income for the three months and year ended December 31, 2012 was $7.1 million and $50.8 million, respectively, compared to $50.6 million and $181.9 million for the same periods in 2011.  Non-GAAP adjusted diluted earnings per share was $0.10 for the fourth quarter of 2012 compared to $0.61 for the same period in 2011.  Non-GAAP adjusted diluted earnings per share was $0.64 for the full year 2012 compared to $2.09 for the full year 2011.  A reconciliation between GAAP and non-GAAP adjusted measures is provided in the Selected Financial Information — Non-GAAP Financial Measures Reconciliation table included with this release.

Operating Highlights

Cinryze net sales during the three months and year ended December 31, 2012 were $97.0 million and $327.1 million, respectively, a 45 percent and 30 percent increase over the respective periods in 2011 due to demand growth.  Vancocin net sales during the three and twelve months ended December 31, 2012 were $5.0 million and $90.8 million, respectively, compared to $77.8 million and $288.9 million during the three months and year ended December 31, 2011, respectively. The decrease is due to the introduction of generic vancomycin.

Cost of sales increased for the three months and year ended December 31, 2012 primarily due to the effect of continuing growth of Cinryze and the royalty due to Genzyme for Vancocin sales which was not payable in 2011.

Research and development costs incurred during 2012 were relatively flat compared to 2011 as the increased spending during 2012 in our various programs was offset by upfront and license payments of $15.5 million to Halozyme and a $3.0 million license payment to Intellect Neurosciences in 2011. The increase in selling, general and administrative expenses in the year ended December 31, 2012 compared to the year ended December 31, 2011 was driven by the growth of our global organization and our commercialization efforts.

We incurred other operating expenses of $8.7 million in the year ended December 31, 2012 compared to $8.5 million in the year ended December 31, 2011.  During 2012, we recognized $4.5 million of expense due to the re-measurement of the fair value of the contingent consideration and $3.7 million of start-up cost paid to suppliers. Results for 2011 included $4.7 million of expense due to the re-measurement of the fair value of the contingent consideration, $3.4 million of costs to expand Cinryze manufacturing capacity at Sanquin and an $8.5 million impairment charge related to certain assets acquired from Auralis.

Our tax expense for the quarter was $2.5 million and $13.4 million for the year versus $10.2 million and $67.3 million for the respective prior year periods.  Our effective tax rate for 2012 was 71 percent up from 32 percent for the previous year.  The effective tax rate for 2012 was impacted by approximately 170 basis points due to the recording of a valuation allowance related to certain state net operating losses.

Working Capital Highlights

At December 31, 2012, our working capital was $339.4 million compared to $537.3 million at December 31, 2011 as we generated $43 million in cash flow from operations and deployed $180.3 million to repurchase 6.9 million shares during 2012.

Looking ahead in 2013

ViroPharma is providing guidance for the year 2013 as a convenience to investors. The following guidance provided by ViroPharma are projections, based upon numerous assumptions, all of which are subject to certain risks and uncertainties. For a discussion of the risks and uncertainties associated with these forward looking statements, please see the Disclosure Notice below.

For the year 2013, ViroPharma expects the following:

•                  Worldwide net product sales are expected to be $450 to $475 million;

•                  Net North American Cinryze sales are expected to be $390 to $400 million; and

•                  Research and development (R&D) and selling, general and administrative (SG&A) expenses are expected to be $240 to $260 million.

Non-GAAP Disclosures

The Company is reporting both GAAP net income (loss) and non-GAAP adjusted results for the three months and year ended December 31, 2012 and 2011.  Non-GAAP adjusted net income is GAAP net income (loss) excluding (1) non-cash interest expense, (2) amortization related to intangible assets acquired, (3) share-based compensation expenses, (4) contingent consideration, and (5) certain non-recurring events. Non-GAAP adjusted diluted net income per share reflects the Non-GAAP adjusted net income, after the incremental effect of applying the “if converted” method of accounting to the senior convertible notes, and the diluted shares used in determining our GAAP diluted net income (loss) per share. A reconciliation between GAAP and non-GAAP adjusted measures is provided in the Selected Financial Information — Non-GAAP Financial Measures Reconciliation table included with this release. The Company believes that its presentation of historical non-GAAP financial measures provides useful supplementary information to and facilitates additional analysis by investors. These historical non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with U.S. Generally Accepted Accounting Principles.

Conference Call and Webcast

ViroPharma is hosting a live teleconference and webcast with senior management to discuss the financial announcement, guidance, and other business results on February 27, 2013 at 9:00 a.m. Eastern. To participate in the conference call, please dial (800) 874-4559 (domestic) and (302) 607-2019 (international).  After placing the call, please tell the operator you wish to join the ViroPharma investor conference call.

Alternatively, the live webcast of the conference call can be accessed via ViroPharma’s website at http://www.viropharma.com.  Windows Media or Real Player will be needed to access the webcast.  An audio archive will be available at the same address until March 15, 2013.

About ViroPharma Incorporated

ViroPharma Incorporated is an international biopharmaceutical company committed to developing and commercializing novel solutions for physician specialists to address unmet medical needs of patients living with diseases that have few if any clinical therapeutic options.  ViroPharma is developing a portfolio of therapeutics for rare and Orphan diseases including C1 esterase inhibitor deficiency, Friedreich’s Ataxia, and adrenal insufficiency, cytomegalovirus (CMV); and recurrent C. difficile infection (CDI).  Our goal is to provide rewarding careers to employees, to create new standards of care in the way serious diseases are treated, and to build international partnerships with the patients, advocates, and health care professionals we serve.  ViroPharma’s commercial products address diseases including hereditary angioedema (HAE), seizures, adrenal insufficiency and C. difficile-associated diarrhea (CDAD); for full U.S. prescribing information on our products, please download the package inserts at http://www.viropharma.com/Products.aspx; the prescribing information for other countries can be found at www.viropharma.com.

ViroPharma routinely posts information, including press releases, which may be important to investors in the investor relations and media sections of our company’s web site, www.viropharma.com. The company encourages investors to consult these sections, and the risk factors included in our periodic filings with the Securities and Exchange Commission for more information on ViroPharma and our business.

Disclosure Notice

Certain statements in this press release contain forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements provide our current expectations or forecasts of future events. Forward looking statements in this press release include our financial guidance for 2013, forecasted future tax rates, our belief that we are in a strong position to generate significant growth for years to come, the rate of future growth, our ability to continue to successfully commercialize our products in the United States and Europe, and our ability to identify and execute upon business development opportunities.

Our actual results may vary depending on a variety of factors, including:

•        our ability to continue to identify Cinryze patients in the United States and Europe at the rate we anticipate and the total number of potential Cinryze patients in the United States and Europe;

•        the size of the market, future growth potential and market share for Cinryze in the United States, Europe and other territories;

•        the size of the market, future growth potential and market share for Cinryze, Buccolam and Plenadren in Europe;

•        the availability of sufficient third party payer reimbursement for each of our products in the United States and Europe;

•        fluctuations in wholesaler order patterns and inventory levels;

•        competition from the approval of products which are currently marketed for other indications by other companies or new pharmaceuticals and technological advances to treat the conditions addressed by Cinryze, Vancocin, Buccolam and Plenadren;

•        changes in prescribing or procedural practices of physicians, including off-label prescribing of products competitive with Vancocin, Cinryze, Buccolam and Plenadren;

•        manufacturing, supply or distribution interruptions, including but not limited to our ability to acquire adequate supplies of Cinryze and our other products in order to meet demand for each product;

•        our ability to receive regulatory approval for the use of Cinryze for additional indications and routes of administration and in additional territories in the timeframes we anticipate or at all;

•        the impact of healthcare reform legislation in the United States;

•        actions by the FDA and EMA or other government regulatory agencies;

•        the timing and results of anticipated events in our clinical development programs including studies with Cinryze subcutaneous formulation, Cinryze for antibody mediated rejection, maribavir for treatment of CMV infections in transplant recipients, as well as VP20621 for recurrence of C. difficile; and,

•        the timing and nature of potential business development activities related to our efforts to expand our current portfolio through in-licensing or other means of acquiring products in clinical development or marketed products.

There can be no assurance that we will conduct additional studies or that we will be successful in gaining regulatory approval of Cinryze for additional indications, routes of administration or in additional territories.  The entry of competing generic products following FDA approval in April 2012 has and will continue to significantly affect our sales of Vancocin and our financial performance.  Biologics such as Cinryze require processing steps that are more difficult than those required for most chemical pharmaceuticals, and as a result, Sanquin, our manufacturer of Cinryze has received observations on Form 483 which require us to continue to meet commitments made to the FDA related to various manufacturing issues. In the event Sanquin fails to meet these commitments, the FDA may take actions that limit our ability to manufacture Cinryze. In the event Sanquin is not able to manufacture the anticipated volume of product at the industrial scale as a result of either FDA requirements, batch failures, variability in batch yields, required maintenance or other causes, we may not be able to satisfy patient demand or build safety stock. Additionally, the ability to increase the number of shifts to produce Cinryze at Sanquin is subject to labor relations at Sanquin, including but not limited to labor availability and the time necessary to train such additional labor.  Our inability to obtain adequate product supplies to satisfy our patient demand may create opportunities for our competitors and we will suffer a loss of potential future revenues. These factors, and other factors, including, but not limited to those described in ViroPharma’s Annual report on Form 10-K for the year ended December 31, 2011 and our subsequent Quarterly Reports on Form 10-Q for the periods ended March 31, 2012, June 30, 2012 and September 30, 2012, could cause future results to differ materially from the expectations expressed in this press release. The forward-looking statements contained in this press release may become outdated over time. ViroPharma does not assume any responsibility for updating any forward-looking statements.

VIROPHARMA INCORPORATED

Selected Financial Information

(unaudited)

Consolidated Statements of Operations:

	Three months ended		Year ended
	December 31,		December 31,
(in thousands, except per share data)	2012	2011	2012	2011

Revenues:
Net product sales	$106,490	$145,575	$427,933	$544,374

Costs and Expenses:
Cost of sales (excluding amortization of product rights)	26,827	19,683	108,547	79,976
Research and development	19,142	12,707	67,709	66,477
Selling, general and administrative	50,978	36,022	174,315	127,775
Intangible amortization	8,857	7,774	35,301	31,035
Impairment loss	—	—	—	8,495
Other operating expenses	2,710	94	8,718	8,488
Total costs and expenses	108,514	76,280	394,590	322,246
Operating income (loss)	(2,024)	69,295	33,343	222,128

Interest income	188	140	594	655
Interest expense	(3,599)	(3,475)	(14,093)	(12,640)
Other income (loss), net	3,941	(2,563)	(823)	(2,136)
Income (loss) before income tax expense	(1,494)	63,397	19,021	208,007
Income tax expense	2,489	10,219	13,410	67,348
Net income (loss)	$(3,983)	$53,178	$5,611	$140,659

Basic net income (loss) per share	$(0.06)	$0.75	$0.08	$1.89
Diluted net income (loss) per share	$(0.06)	$0.65	$0.08	$1.68

Shares used in computing net income per share:
Basic	65,385	70,499	68,214	74,517
Diluted	65,385	84,493	71,764	88,076

VIROPHARMA INCORPORATED

Selected Financial Information

(unaudited)

Reconciliation of GAAP Net Income (Loss) to Non-GAAP Adjusted Net Income

An itemized reconciliation between net income (loss) and adjusted net income on a non-GAAP basis is as follows:

	Three months ended		Twelve months ended
	December 31,		December 31,
(in thousands)	2012	2011	2012	2011

GAAP net income (loss)	$(3,983)	$53,178	$5,611	$140,659
Adjustments:
Non-cash interest expense	2,395	2,232	9,277	8,268
Intangible amortization	8,857	7,774	35,301	31,035
Up front license fees	—	—	—	18,500
Share-based compensation	5,021	3,371	21,132	14,242
Option amortization	1,085	—	3,825	—
Contingent consideration expense	883	—	4,477	4,664
Asset impairment	—	—	—	8,495
Tax effect of the above	(7,114)	(5,217)	(28,865)	(33,230)
Manufacturing deduction tax benefit	—	(6,206)	—	(6,206)
Net operating loss tax benefit	—	(4,521)	—	(4,521)
Non-GAAP adjusted net income	$7,144	$50,611	$50,758	$181,906

Computation of Non-GAAP Adjusted Diluted Net Income per Share

Non-GAAP adjusted net income	$7,144	$50,611	$50,758	$181,906
Add interest expense on senior convertible notes, net of income tax	625	625	2,501	2,501
Non-GAAP adjusted diluted net income	$7,769	$51,236	$53,259	$184,407

Shares used in computing GAAP diluted net income per share	65,385	84,493	71,764	88,076
Shares used in computing Non-GAAP adjusted diluted net income per share	79,490	84,493	82,628	88,076

GAAP diluted net income (loss) per share	$(0.06)	$0.65	$0.08	$1.68
Non-GAAP adjusted diluted net income per share	$0.10	$0.61	$0.64	$2.09

Use of Non-GAAP Financial Measures

Our “non-GAAP adjusted net income” excludes the following items from GAAP net income (loss):

1.  Non-cash interest expense: Non-GAAP adjusted net income excludes non-cash interest expense on our convertible notes.  We believe that excluding the non-cash portion of our interest expense allows management and investors an alternative view of our financial results “as if” our net income reflected only the cash portion of our interest expense.

2.  Purchase accounting and product acquisition related adjustments:  Non-GAAP adjusted net income excludes certain items related to our acquisitions. The excluded items may include among other adjustments; charges related to amortization of intangible assets arising from acquisitions and changes in the fair value of future contingent consideration or significant transaction costs.

3.  Share-based compensation expense: Non-GAAP adjusted net income excludes the impact of our non-cash share-based compensation expense. We believe that excluding the impact of expensing share-based compensation better reflects the recurring economic characteristics of our business.

Non-GAAP net income may exclude unusual or non-recurring items that are evaluated on an individual basis. Our evaluation of whether to exclude an item for purposes of determining our non-GAAP financial measures considers both the quantitative and qualitative aspects of the item, including, among other things (i) its size and nature, (ii) whether or not it relates to our ongoing business operations, and (iii) whether or not we expect it to occur as part of our normal business on a regular basis. For purposes of determining non-GAAP net income, items such as asset impairment or upfront fees or milestone payments under license agreements, may be excluded, among others, which will be evaluated on an individual basis.

VIROPHARMA INCORPORATED

Selected Financial Information

(unaudited)

Selected Consolidated Balance Sheet Data

	December 31,	December 31,
(in thousands)	2012	2011

Assets
Current assets:
Cash and cash equivalents	$175,518	$331,352
Short-term investments	71,338	128,478
Inventory	64,384	60,316
Total current assets	453,418	635,931
Intangible assets, net	617,539	648,659
Goodwill	96,759	13,184
Total assets	1,219,952	1,336,797

Liabilities and Stockholders’ Equity
Total current liabilities	114,028	98,651
Deferred tax liabilities	167,484	178,706
Long-term debt	161,793	153,453
Total liabilities	462,913	445,673
Total stockholders’ equity	757,039	891,124
Total liabilities and stockholders’ equity	1,219,952	1,336,797

Statement of Cash Flows:

	Years Ended
	December 31,	December 31,
(in thousands)	2012	2011

Net cash provided by operating activities	$43,015	$170,726
Net cash used in investing activities	$(38,049)	$(101,047)
Net cash used in by financing activities	$(161,267)	$(163,214)